                                                                     EXHIBIT 12

                  KIMBERLY-CLARK CORPORATION AND SUBSIDIARIES

               Computation of Ratio of Earnings to Fixed Charges
                          (Dollar amounts in millions)



                                                                                                              Three Months
                                                                    Year Ended December 31                   Ended March 31
                                                      --------------------------------------------------    ----------------
                                                       1993      1992        1991        1990      1989      1994      1993
                                                      ------    ------      ------      ------    ------    ------    ------
Consolidated Companies
- ----------------------
  Income before income taxes ....................     $713.0    $461.9      $684.3      $660.8    $630.8    $183.6    $174.7
  Interest expense ..............................      112.6      99.4       102.1        88.1      68.2      31.1      26.1
  Interest factor in rent expense ...............       23.1      26.4        22.6        20.8      11.0       6.2       7.2
  Amortization of capitalized interest ..........        5.7       5.7         4.7         4.1       3.4       1.4       1.4

Equity Affiliates
- -----------------
  Share of 50%-owned:
    Income before income taxes ..................       34.6      39.3        28.2        21.3      19.8       9.5       6.5
    Interest expense ............................        7.6       3.1         5.1         8.6       8.8       1.9       2.0
    Interest factor in rent expense .............         .6        .6          .7          .7        .5        .1        .1
    Amortization of capitalized interest ........         .6        .3          .2          .2        .1        .1        .1
  Distributed income of less than 50%-owned .....       41.4      41.7        43.4        33.2      39.2         -         -
                                                      ------    ------      ------      ------    ------    ------    ------

Earnings ........................................     $939.2    $678.4      $891.3      $837.8    $781.8    $233.9    $218.1
                                                      ======    ======      ======      ======    ======    ======    ======



Consolidated Companies
- ----------------------
  Interest expense ..............................     $112.6    $ 99.4      $102.1      $ 88.1    $ 68.2    $ 31.1    $ 26.1
  Capitalized interest ..........................       19.0      18.6        14.7        20.3      20.2       2.3       6.1
  Interest factor in rent expense ...............       23.1      26.4        22.6        20.8      11.0       6.2       7.2

Equity Affiliates
- -----------------
  Share of 50%-owned:
    Interest expense and capitalized interest ...        8.1       8.1         7.1         9.0       9.3       1.9       2.1
    Interest factor in rent expense .............         .6        .6          .7          .7        .5        .1        .1
                                                      ------    ------      ------      ------    ------    ------    ------

Fixed charges ...................................     $163.4    $153.1      $147.2      $138.9    $109.2    $ 41.6    $ 41.6
                                                      ======    ======      ======      ======    ======    ======    ======

      Ratio of earnings to fixed charges ........       5.75      4.43(a)     6.06        6.03      7.16      5.62      5.24
                                                      ======    ======      ======      ======    ======    ======    ======



(a) The 1992 ratio of earnings to fixed charges excluding the pretax restructuring charge of $250.0 million was 6.06.